EXHIBIT 99.2

Rimage Corporation

4th Quarter and FYE 2011 Conference Call

February 23, 2012

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the Rimage Corporation 4Q 2011 Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star followed by the one on your touchtone phone. If you’d like to withdraw your question, please press the star followed by the two. If you’re using speaker equipment, please lift the handset before making your selection. This conference is being recorded today, Thursday, February 23, 2012.

I would now like to turn the conference over to Jenifer Kirtland of the EVC Group. Please go ahead, Ms. Kirtland.

Jenifer Kirtland

Thank you, Operator, and good morning everyone. This morning before the market open, Rimage issued a press release announcing its fourth quarter 2011 financial results. The release is available on Rimage’s corporate website at rimagecorp.com.

Before we get started, during the course of this conference call, the company will make forward-looking statements about its future plans, objectives, beliefs, expectations and prospects. For this purpose, any statements made today that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are not guarantees of future actions, outcomes, results or performance. By their nature, these forward-looking statements are subject to many risks and uncertainties that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statement. A discussion of the risks and uncertainties that affect Rimage’s business is contained in the company’s SEC filings, particularly under the heading Risk Factors, and in the press release issued this morning. Copies of these documents are available online from the SEC or on the Rimage website. These forward-looking statements are made only as of the date this conference call was initially held and the Company assumes no obligation and does not intend to update these forward-looking statements after the date of this conference call, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

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In addition, to supplement the GAAP numbers, we have provided non-GAAP information that excludes the transaction costs and amortization of intangibles associated with the Qumu acquisition. We believe that these non-GAAP numbers provide meaningful supplemental information and are helpful in assessing our historical and future performance. A table reconciling the GAAP loss per share information to the non-GAAP information is included in our financial release.

And with that, I’d like to turn the call over to Sherman Black, President and CEO of Rimage.

Sherman Black

•	Good morning, everyone. Thank you for joining us today on our fourth quarter and full year 2011 conference call.
•	With me is Jim Stewart, our Chief Financial Officer.
•	I will begin with an overview of our performance in the fourth quarter and full year and review how we measured up in terms of the objectives we put in place in 2010.
•	Jim will provide a more detailed look at our fourth quarter and 2011 operating results.
•	At the end of our formal remarks, we will be happy to take your questions.

Fourth Quarter Results

•	Our fourth quarter results were in line with the updated guidance we provided on January 23rd.
•	Revenues were $21.7 million compared with $24.7 million in the fourth quarter of 2010. The decrease from the prior year was primarily due to lower hardware sales into the retail sector partially offset by the revenue contribution from Qumu, totaling $1.8 million in the quarter.
•	Gross margin was 51% in both the fourth quarter of 2011 and the fourth quarter of 2010.

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•	Fourth quarter operating expenses included $1.3 million in transaction costs. In addition, amortization of intangibles related to the Qumu acquisition totaled roughly $400,000 with $200,000 reported in cost of sales and $200,000 reported as part of operating expenses.
•	As anticipated, we reported a net loss for the quarter of $1.4 million, or $(0.13) per share. Excluding Qumu transaction costs and amortization, the earnings per share was breakeven. In the fourth quarter of last year, we generated net income of $2.6 million, or $0.27 per diluted share.

2011 Results

•	Turning to 2011, revenues totaled $83.6 million compared with $88.7 million in 2010. Disc publishing revenues were $81.9 million. Excluding the one-time $9.3 million retail order in 2010, overall Company revenues grew 5% in 2011.
•	The gross margin for 2011 improved to 50% from 49% in 2010, largely due to an increase in global service margins partially offset by $200,000 in Qumu amortization.
•	Operating expenses included $1.7 million in transaction costs and the $200,000 in amortization related to Qumu.
•	Net income for the year totaled $2.8 million, or $0.29 per diluted share, compared with net income of $7.7 million in 2010, or $0.80 per diluted share.
•	Excluding the Qumu transaction costs and amortization, earnings per share were $0.47 for 2011.
•	We generated $7.1 million in cash from operations during 2011 and ended the year with $70 million in cash.

Disc Publishing Results and Operational Progress

•	We made substantial progress during 2011 to position Rimage for growth and enhanced profitability.
•	In 2010, we developed a strategy to transform Rimage. We had two objectives. First, we needed to stabilize the core disc publishing business as the market matures and transitions away from disc to online publishing. Secondly, we needed new product lines that are aligned to our customers’ changing needs. We believe we were successful on both these initiatives during 2011.
•	Our disc publishing business performed well. Excluding a one-time $9.3 million retail transaction in 2010, disc publishing revenues grew 3% in 2011.

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•	During the year, we focused on new disc publishing customers utilizing our surveillance and evidence management solutions. This is an important target market and we had solid traction, generating over $4 million in revenue to a number of government agencies and several other customers during the year.
•	The Digital Evidence Solutions product suite that we launched in September, specifically designed for evidence management applications, is gaining acceptance in the market. Our progress was acknowledged by Milestone Systems, the world leader in IP video management software, which recently awarded Rimage as its Partner of the Year.
•	We continue to benefit from a strong recurring revenue base. Recurring revenues grew 7% year over year, driven by higher sales of consumable supplies and strong growth in maintenance fees. Consumables rose 5% for the year. Service revenues were up 14%, reflecting strong renewals and growth from retail.
•	On a geographic basis, revenue growth in 2011 was driven by strength in North America and Asia Pacific, particularly China. Sales in Europe were down slightly.
•	Looking ahead in 2012, we intend to focus our disc publishing sales efforts on replacements of retiring systems, expanding our business in China, and on growing our evidence management product revenue.

Qumu and Online Publishing

•	Turning now to our transformation efforts… With our internal development effort and the acquisition of Qumu in October, we made a great leap forward in 2011 in establishing a new growth engine for Rimage.
•	As the disc to online publishing transition continues, we believe that we have made significant progress in obtaining the necessary building blocks required to meet our customers’ evolving needs. These needs include content security, administrative control, mobility, and further penetration of video in the enterprise market.
•	Specifically, through a combination of Rimage disc publishing, Qumu’s enterprise video communications products, and our internally developed online publishing product, we will be able to offer a unique product set that will allow customers to capture, organize and securely publish content to disc, PCs, tablets, and smart phones.
•	During 2012, we will be working to integrate these products to offer a collaborative, multimedia content management and delivery solution that works on most IT infrastructures. To drive our momentum, during the year we will expand our software sales force in the U.S. and in international markets.

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•	Our outreach to customers on our new platform and capabilities has been well received and we are very excited about the outlook for growth.

Returned Capital to Shareholders

•	Finally, we continue our commitment to maximizing shareholder value through dividends and a stock buyback program.
•	This week, our Board of Directors approved a $0.17 per share dividend payable on March 20, 2012 to shareholders of record on March 5. This represents a 6% yield based on the current stock price. During 2011, Rimage paid out $4.6 million in dividends.
•	Also in 2011, we repurchased 459,000 shares of Rimage stock, spending $6.0 million on this effort.
•	In total, the dividends and share repurchase activities returned $10.6 million to our shareholders in 2011.

Financial Outlook

•	Turning now to the financial outlook, we offer the following guidance for 2012:
•	For the first quarter, we expect revenues to be between $19 and $21 million.
•	We expect a net loss per share of between $(0.17) and $(0.19) for the first quarter. Excluding the amortization related to Qumu intangibles, we expect the non-GAAP net loss per share to be between $(0.14) and $(0.16).
•	For the full year 2012, we expect overall revenue growth in the low double digits. We anticipate low single digit declines in disc publishing revenues, but Qumu revenues and contracted commitments are expected to grow significantly from 2011. We define contracted commitments as the dollar value of signed customer purchase commitments.
•	We also expect to continue to return cash to shareholders. We anticipate dividend payments for the year of approximately $7 million. In addition, we have 347,000 shares remaining under the current share repurchase authorization.
•	Lastly, we expect to generate cash flow from operations at approximately the same level as 2011.
•	With that, I’d like to turn the call over to Jim for a review of our fourth quarter and full year operating results.

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Jim Stewart

•	Thanks, Sherman.
•	Let’s begin with some detail on our sales.
•	Sales of digital publishing equipment in the fourth quarter declined by 38% from the fourth quarter of 2010. Excluding the retail transaction in 2010 that Sherman mentioned, publishing equipment was down 11%. Publishing equipment represented 36% of total sales compared with 50% in the fourth quarter last year.
•	For the full year, digital publishing equipment sales fell 26%. Excluding the retail transaction, these sales declined 4% compared with the prior year.
•	Recurring revenues, which include sales of printer ribbons and cartridges, parts, CD and DVD media and service contracts, declined 1% in the fourth quarter. For the full year, recurring revenues increased 7%. Recurring revenues represented 56% of total company revenues in the fourth quarter and 62% for total year 2011.
•	Sales of consumable supplies decreased 2% from the prior year’s quarter primarily due to the timing of retail media orders. For the full year, consumables increased 5% from 2010.
•	Disc Publishing service revenues, consisting primarily of sales of maintenance contracts increased 9% in the quarter and 14% for the year. Maintenance contract revenues were higher due to an increase in the number of retail maintenance contracts.
•	Qumu revenues totaled $1.8 million in the fourth quarter. As stated in our January 23 press release, Qumu revenues were negatively impacted by the slippage of several transactions that we now expect to close in the first half of 2012.
•	International sales increased 4% from the fourth quarter of 2010 and accounted for 41% of total company sales. For 2011, international sales increased 2% and represented 38% of total company sales.
•	Foreign currency changes had a slightly positive impact on international sales in both the fourth quarter and the full year. Adjusting for foreign currency translation, fourth quarter international sales increased 3% compared to last year. Full year sales decreased 3%, excluding the impact from foreign currency changes.
•	Fourth quarter and 2011 sales in Europe were sluggish reflecting continued economic problems in several key countries in southern Europe.
•	Sales in Asia Pacific declined 1% compared with the 2010 fourth quarter but were up 7% for total year 2011 compared with the prior year.

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•	Revenues from China grew substantially – up 175% for the quarter and 123% for the year. In addition, we saw strong growth from Latin America in both the fourth quarter and full year 2011.
•	Moving down the income statement, the gross margin was 51% in the fourth quarters of both 2011 and 2010. On a full year basis, the gross margin was 50% in 2011 compared with 49% in 2010. The improvement was primarily due to improved service and support margins partially offset by $200,000 in Qumu amortization.
•	Fourth quarter and total year operating expenses totaled $12.8 million and $37.6 million, respectively.
•	These operating expenses included transaction expenses related to the Qumu acquisition, totaling $1.3 million in the fourth quarter and $1.7 million for the full year. The transaction expenses for Qumu are behind us now.
•	Qumu operating expenses in the fourth quarter were $3.4 million and included $200,000 in amortization of intangibles.
•	Excluding the impact of Qumu, fourth quarter operating expenses were down more than $500,000, or 6%, from last year. This decrease was driven by lower R&D and SG&A expenses due to reduced spending on R&D and IT projects.
•	Fourth quarter R&D expenses were $2.6 million, including $1.1 million of Qumu R&D expenses. Excluding Qumu, fourth quarter R&D expenses were down approximately $300,000 from fourth quarter 2010.
•	Fourth quarter SG&A expenses were $8.6 million, including $2.0 million of Qumu SG&A expenses but excluding the Qumu transaction expenses and intangible amortization. Excluding Qumu, fourth quarter SG&A expenses were down approximately $200,000 from the fourth quarter of 2010.
•	The effective tax rate increased substantially, reflecting the non tax deductible status of a significant portion of the Qumu transaction costs.
•	We expect a lower tax rate in 2012 in the vicinity of 38%.
•	Cash and investments totaled $70 million at the end of December, compared with $115 million at the end of September. During the fourth quarter:

o   We paid $39 million in cash as part of the purchase price for Qumu

o   We paid out $2 million in dividends

o   We paid $2 million to repurchase shares, and

o   We paid nearly $2 million in transaction costs for Qumu

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•	Excluding Qumu transaction fees, we did generate cash from operations in the fourth quarter of 2011 of approximately $1 million. For the full year, we generated cash of $7 million, or $9 million excluding Qumu transaction costs.
•	That concludes our formal remarks.
•	Now Sherman and I would be happy to answer any questions. Operator, could you please open up the line for Q&A?

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